UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section  14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[ ]        Soliciting Material Pursuant to SS.240.14a-11(c) or SS.240.14a-12

CLEARFIELD, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CLEARFIELD, INC.

5480 Nathan Lane, Suite 120
Plymouth, Minnesota 55442
(763) 476-6866
____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held February 23, 2012
____________________

TO THE SHAREHOLDERS OF

CLEARFIELD, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Clearfield, Inc., a Minnesota corporation, will be held on Thursday, February 23, 2012, at 2:00 p.m. (local time), at the Minneapolis Marriot West, 9960 Wayzata Boulevard, St. Louis Park, MN 55426 for the following purposes:

1.	Elect six (6) directors to serve until the next Annual Meeting of the Shareholders or until their respective successors have been elected and qualified;

2.	Ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Clearfield, Inc. for the fiscal year ending September 30, 2012.

Only holders of record of Clearfield, Inc.’s common stock at the close of business on December 29, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Ronald G. Roth
Chairman of the Board of Directors

January 11, 2012

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES IN ONE OF THE WAYS DESCRIBED IN THE PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2012 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, FEBRUARY 23, 2012

We are making our proxy materials available electronically via the Internet.  You may access the following proxy materials at http://materials.proxyvote.com/:

— Notice of 2012 Annual Meeting of Shareholders to be held on Thursday, February 23, 2012;

— Proxy Statement for 2012 Annual Meeting of Shareholders; and

— Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

On or about January 11, 2012, we mailed to some of our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability includes instructions to access your proxy card to vote via the Internet, as well as how to request paper or e-mail copies of our proxy materials. Other shareholders received an e-mail notification that provided instructions on how to access our proxy materials and vote via the Internet, or were mailed paper copies of our proxy materials and a proxy card that provides instructions for voting via the Internet, by telephone or by mail.

If you received the Notice of Internet Availability and would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive e-mails with instructions to access these materials via the Internet unless you elect otherwise.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting.  Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

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CLEARFIELD, INC.

5480 Nathan Lane, Suite 120
Plymouth, Minnesota 55442
(763) 476-6866

____________________

PROXY STATEMENT
____________________

 Solicitation of Proxies

The accompanying Proxy is solicited on behalf of the Board of Directors of Clearfield, Inc. (“we” or “Clearfield”) for use at the Annual Meeting of Shareholders to be held on February 23. 2012, at 2:00 p.m. (local time) at the Minneapolis Marriot West, 9960 Wayzata Boulevard, St. Louis Park, MN 55426, and at any postponements or adjournments thereof (the “Annual Meeting”).  The mailing of this proxy statement to our shareholders commenced on or about January 11, 2012.

 Cost and Method of Solicitation

This solicitation of proxies to be voted at the Annual Meeting is being made by our Board of Directors.  The cost of this solicitation of proxies will be borne by us.  In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person.  We may also request banks, brokers and other nominees to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse such banks, brokers or nominees for their reasonable out-of-pocket expenses.

 Voting

The total number of shares outstanding and entitled to vote at the Annual Meeting as of December 29, 2011 consisted of 12,311,632 shares of common stock, $0.01 par value.  Each share of common stock is entitled to one vote.  Only shareholders of record at the close of business on December 29, 2011 will be entitled to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person.  Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or internet) in order to ensure your representation at the Annual Meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.  Additionally, in order to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

 Differences Between Shareholder of Record and Beneficial Owners

You are a shareholder of record if at the close of business on the record date your shares were registered directly in your name with Wells Fargo Shareowner Services, our transfer agent.

You are a beneficial owner if at the close of business on the record date your shares were held by a bank, brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will not be able to vote your shares with respect to the Proposal 1: Election of Directors and only will be able to vote your shares with respect to Proposal 2: Ratification of the Appointment of Grant Thornton LLP being presented to shareholders at the Annual Meeting.

Record holders should review the additional information below under “Casting Your Vote as a Record Holder.”

Street name holders should review the additional information below under “Casting Your Vote as a Street Name Holder.”

 Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present, in person or by proxy, before action may be taken at the Annual Meeting.

Proposal 1 relates to the election of directors.  Directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors.  This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected.  You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director.

The affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote is required for approval of Proposal 2: Ratification of the Appointment of Grant Thornton LLP. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2.

Abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but are not counted for the purposes of determining whether shareholders have approved that matter.  Therefore, if you abstain from voting on Proposal 2, it has the same effect as a vote against that proposal.  A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares.  Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on either Proposal 1: Election of Directors or Proposal 2: Ratification of the Appointment of Grant Thornton LLP.

So far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Annual Meeting.  In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

 Casting Your Vote as a Record Holder

If you are the shareholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting. If you are a record holder and you vote your shares, the individuals named on the proxy card will vote your shares as you have directed.  If you just sign and submit your proxy without voting instructions, your shares will be voted “FOR” each director nominee identified in Proposal 1 and “FOR” Proposal 2.

 Casting Your Vote as a Street Name Holder

If you are a street name holder and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote.  Your broker is entitled to vote in its discretion on Proposal 2, the ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2012.

If you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a “broker non-vote.”  Brokers and nominees do not have discretionary authority to vote on Proposal 1: Election of Directors.

As a result, if you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, no votes will be cast on your behalf on Proposals 1.  Because of these broker voting rules, all street name holders are urged to provide instructions to their brokers or nominees on how to vote their shares at the Annual Meeting.

Make your vote count!  Instruct your broker how to cast your vote!

If you hold your shares in street name, your broker will continue to have discretion to vote any uninstructed shares on Proposal 2:  Ratification of the Appointment of Independent Auditors.

 Revoking a Proxy

You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Secretary of Clearfield, Inc.;

•	Submitting a properly signed proxy card with a later date;

•	If you voted by telephone or through the Internet, by voting again either by telephone or through the Internet prior to the close of the voting facility; or

•	Voting in person at the Annual Meeting.

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof.  Our principal offices are located at 5480 Nathan Lane, Suite 120, Plymouth, Minnesota 55442, and our telephone number is (763) 476-6866.

 Annual Meeting and Special Meetings; Bylaw Amendments

This 2012 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our Board of Directors in accordance with our bylaws.  Under our bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by our Chief Executive Officer, Chief Financial Officer, any two directors or by a shareholder or shareholders holding 10% or more of shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by 25% or more of the shares entitled to vote.  The business transacted at a special meeting is limited to the purposes as stated in the notice of the Annual Meeting.  For business to be properly brought before a regular meeting of shareholders, a written notice containing the required information must be timely submitted.  For more information, please review our bylaws and the section of this proxy statement entitled “Shareholder Proposals and Shareholder Nominees for 2013 Annual Meeting.”

Our bylaws may be amended or altered by an action of the Board of Directors at any meeting.  The authority of the Board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt or amend, repeal bylaws adopted, amended, or repealed by the Board.  Additionally, the Board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the Board may adopt or amend any bylaw to increase the number of directors.

OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth certain information as of December 29, 2011 with respect to our common stock beneficially owned by (i) each director and each nominee for director, (ii) each person known to us to beneficially own more than five percent of our common stock, (iii) each executive officer named in the Summary Compensation Table (the “named executive officers”), and (iv) all current executive officers and directors as a group.  Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. Except as indicated below, the business address of each individual set forth below is 5480 Nathan Lane, Suite 120, Plymouth, Minnesota 55442.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
Herman H. Lee (2) 20152 Highway 9 North P.O. Box 37 Borup, MN 56519	822,650	6.7%
Ronald G. Roth (3)(4)	1,125,665	9.1%
Cheryl P. Beranek (3)(5)	421,617	3.3%
Charles N. Hayssen (3)	41,000	*
Donald R. Hayward (3)	24,700	*
John G. Reddan (3)	32,500	*
Stephen L. Zuckerman, M.D. (3)	30,500	*
John P. Hill (5)	178,012	1.4%
Daniel R. Herzog (5)	24,313	*
All current executive officers and directors as a group (8 persons)	1,878,307	14.6%

*           Less than one percent

(1)
Includes shares which could be purchased within 60 days of December 29, 2011 upon the exercise of the following stock options: Mr. Roth, 2,500 shares; Ms. Beranek, 302,665 shares; Mr. Hayssen, 11,000 shares; Mr. Hayward, 18,500 shares; Mr. Reddan, 18,500 shares; Dr. Zuckerman, 2,500 shares; Mr. Hill, 158,265 shares; Mr. Herzog, 21,915 shares; and all current directors and executive officers as a group, 535,845 shares.

(2)
Based on Schedule 13G filed by the shareholder on February 3, 2011 in which the shareholder reports that as of December 31, 2010, he has sole voting and dispositive power over 647,534 shares of our common stock and shared voting and dispositive power over 159,116 shares of our common stock. Of the 159,116 shares of common stock, the shareholder reports that 5,000 shares are held by his spouse and 154,116 shares are held in grantor retained annuity trusts of which the shareholder acts as trustee.

(3)	Currently serves as our director and nominated for election as a director at the Annual Meeting.

(4)	Includes 156,760 shares owned by Mr. Roth’s spouse.

(5)	Named Executive Officer.

PROPOSAL 1:
ELECTION OF DIRECTORS

Six directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and shall qualify.  Pursuant to our bylaws, we have set the number of directors at six.  Proxies cannot be voted for a greater number of persons than the number of nominees named.  The Board of Directors has nominated for election the six persons named below.  Each nominee is currently a director of Clearfield.  All nominees were elected by the shareholders at our 2011 Annual Meeting.

The persons named in the accompanying proxy card intend to vote the proxies held by them in favor of the nominees named below as directors, unless otherwise directed.  Should any nominee for director become unable to serve as a director for any reason, the proxies have indicated they will vote for such other nominee as the Board of Directors may propose.  The Board of Directors has no reason to believe that any candidate will be unable to serve if elected and each has consented to being named a nominee.

We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee.  There is no family relationship between any of the nominees, our directors or our executive officers.

 Information Regarding Nominees

Set forth below is biographical and other information with respect to each nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director of Clearfield at this time.

Cheryl P. Beranek, age 49, has served as our director since 2007.  Ms. Beranek has also served as our President and Chief Executive Officer since June 2007.  From July 2003 to June 2007, Ms. Beranek served as President of our former subsidiary, APA Cables and Networks.  Prior to joining us, Ms. Beranek was President of Americable from 2002 until July 2003, when we acquired Americable.  She also served as the Chief Operating Officer of Americable in 2001 and 2002.  Ms. Beranek holds a Bachelor of Science degree from Southwest Minnesota State University and a Master’s of Science degree from North Dakota State University.

Ms. Beranek is qualified to serve on the Clearfield Board of Directors because she brings to the Board a keen understanding of our business and industry developed through her tenure as our Chief Executive Officer and in her previous position as the President of our former subsidiary. Additionally, Ms. Beranek’s role as our Chief Executive Officer allows her to provide the Board with her unique insight as a member of management on our business and our operations.

Ronald G. Roth, age 66, has served as our director since 2002.  Mr. Roth is currently retired.  Mr. Roth was Chairman of the Board and Chief Executive Officer of Waste Systems Corp., a privately held waste hauling and disposal company, for 25 years prior to its sale to a national solid waste management company in 1995. From 1995 to 2001, he was Chairman of the Board of Access Cash International L.L.C., a North American provider of ATMs and related processing and financial services until its sale. Since 1990 he has been an owner of, and has served in various capacities, including Chairman of the Board and an officer, with Phillips Recycling Systems. Mr. Roth holds a Bachelor of Arts degree in marketing from Michigan State University.

Mr. Roth is qualified to serve on the Clearfield Board of Directors because he brings to the Board a strong background in executive management through his service for more than 25 years as the Chief Executive Officer or executive officer of several companies.

Charles N. Hayssen, age 60, has served as our director since 2008.  Since January 2009, Mr. Hayssen has served as the President of Safeway Driving School, a privately-held provider of driver’s education services.  From August 2007 to September 2008, Mr. Hayssen was a private investor. From August 2004 until August 2007, Mr. Hayssen was Chief Operating Officer of AllOver Media, Inc., a privately-held out-of-home media company.  From September 2002 to April 2004, Mr. Hayssen was the Chief Financial Officer of ThinkEquity Partners LLC, an equity capital markets firm. From March 2004 to May 2009, Mr. Hayssen was a director of Lenox Group Inc., a publicly held designer, distributor, wholesaler and retailer of fine quality tableware, collectible and other giftware products, until it filed petition for reorganization relief in November 2008.  Mr. Hayssen holds a Bachelor of Arts degree from Dartmouth and from the University of Chicago Graduate School of Business, a Masters of Business Administration degree.

Mr. Hayssen brings strong executive management and financial management experience to the Board, as well as experience as a director of a publicly traded company, that qualify him to serve as a director of Clearfield.  In addition, Mr. Hayssen qualifies as an audit committee financial expert.

Donald R. Hayward, age 54, has served as our director since 2007. Since 2006, Mr. Hayward has served as the President of Engel Diversified Industries (EDI), a privately held manufacturing company.  From 1997 until joining EDI, Mr. Hayward was Director of Corporate Services at Minnesota Technology, Inc. a publicly funded, private non-profit in support of Minnesota’s technology community. Mr. Hayward holds a Bachelor of Science degree in business administration and economics from the University of Wisconsin.

Mr. Hayward’s executive leadership experience, his familiarity with the business and operations of a manufacturing company developed through his service at EDI, and his background in technology qualify him to serve as a director of Clearfield.

John G. Reddan, age 80, has served as our director since 2002. Mr. Reddan is retired from a professional career that spanned over thirty years as both a general and program manager with Unisys in international and domestic locations. Mr. Reddan is an active volunteer. Mr. Reddan holds a Bachelor of Arts degree from Grinnell College of Iowa and a Bachelor of Foreign Trade degree from the Thunderbird School of Global Management.

Mr. Reddan is qualified to serve on the Clearfield Board of Directors because of his previous management and leadership experience. In addition, the Board benefits from Mr. Reddan’s understanding of the evolution of our business and our products, which he has acquired over eight years of service on our Board.

Stephen L. Zuckerman, M.D., age 71, has served as our director since 2002. Dr. Zuckerman also served as our director from January 1986 through August 1991. Dr. Zuckerman has been practicing physician since 1969. Since 2010, Dr. Zuckerman has served as a director of Summit Medical, a privately held medical device company specializing in applicators for dispensing biomaterials, which acquired Micromedics Inc., a firm that Dr. Zuckerman had served as director from 1986 to 1991 and from February 2002 until its sale in November 2010. Since 1985 he has served as president of M-T Venture Capital Fund I, Inc. and M-T Venture Capital Fund II, Inc.  Since 2001 he has served as chairman of the Board of Minnesota Film Arts.  Dr. Zuckerman has a Bachelor of Science degree from Union College, a Medical Doctorate degree from SUNY Downstate Medical Center of Brooklyn, New York and a degree in internal medicine from the University of Minnesota Hospitals.

Dr. Zuckerman brings to the Board a strong background in entrepreneurship and corporate development gained from his experience co-founding a public company in 1988 and being actively involved with developing high technology companies over the last several decades.  This background and experience qualifies Dr. Zuckerman to serve on the Board of Directors of Clearfield.

 Voting Required

Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors.  This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected.

The Board of Directors Recommends
Shareholders Vote FOR the Election of Each Nominee
_____________________________

CORPORATE GOVERNANCE

 Board Independence

The Board of Directors undertook a review of director independence in November 2011 as to all six directors then serving.  As part of that process, the Board reviewed all transactions and relationships between each director (or any member of his immediate family) and Clearfield, our executive officers and our auditors, and other matters bearing on the independence of directors.  As a result of this review, the Board of Directors affirmatively determined that each of the directors, with the exception of Ms. Beranek, is independent according to the “independence” definition of the Nasdaq Listing Rules.  Ms. Beranek is not independent under the Nasdaq Listing Rules because she is employed by Clearfield and serves as our executive officer.

 Committees of the Board of Directors and Committee Independence

The Board of Directors has established a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee.  The composition and function of these committees are set forth below.

Compensation Committee.  The Compensation Committee reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers of our company.  Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers.  The Compensation Committee annually reviews and approves corporate goals and objectives for the compensation of the Chief Executive Officer and the other executive officers, as well as the Board of Directors evaluation of the Chief Executive Officer pursuant to the evaluation process established by the Nominating and Corporate Governance Committee.  In connection with its review of compensation of executive officers or any form of incentive or performance based compensation, the Committee will also review and discuss risks arising from our compensation policies and practices. The Compensation Committee also administers our 2007 Stock Compensation Plan.

The charter of the Compensation Committee requires that this Committee consist of no fewer than two Board members who satisfy the requirements of the Nasdaq Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code.  Each member of our Compensation Committee meets these requirements.  A copy of the current charter of the Compensation Committee is available by following the link to “Corporate Governance” in the “Investor Relations” section of our website at www.clearfieldconnection.com.

The current members of the Compensation Committee are Ronald G. Roth (Chair), John G. Reddan and Stephen L. Zuckerman, M.D.  During fiscal year 2011, the Compensation Committee met four times, including in executive session without management present.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of our company, ensuring that our Board and governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines, overseeing Board orientation, training and evaluation, and establishing an evaluation process for the Chief Executive Officer.  The Nominating and Corporate Governance Committee is also responsible for the leadership structure of our Board, including the composition of the Board and its committees, and an annual review of the position of Chairman of the Board. As part of its annual review, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as Chairman and making recommendation to the Board of Directors for any changes in such position. The Nominating and Corporate Governance Committee also has responsibility for overseeing our annual process of self-evaluation by members of the committees and the Board of Directors as a whole.

The charter of the Nominating and Corporate Governance Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market.  Each member of our Nominating and Corporate Governance Committee meets these requirements.  A copy of the current charter of the Nominating and Corporate Governance Committee is available by following the link to “Corporate Governance” in the “Investor Relations” section of our website at www.clearfieldconnection.com.  A copy of our current Governance Guidelines is also available in the “Corporate Governance” section of our website, found through the link to the “Investor Relations” section.  The current members of the Nominating and Corporate Governance Committee are Donald R. Hayward (Chair), John G. Reddan and Stephen L. Zuckerman, M.D.  During fiscal year 2011, the Nominating and Corporate Governance Committee met two times.

Audit Committee.  The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements.  The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors.  The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission.  The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes.  Under its charter, the Audit Committee exercises oversight of significant risks relating to financial reporting and internal control over financial reporting, including discussing these risks with management and the independent auditor and assessing the steps management has taken to minimize these risks. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

The Audit Committee operates under a written charter and a copy of the current Audit Committee charter is available by following the link to “Corporate Governance” in the “Investor Relations” section of our website at www.clearfieldconnection.com.  Our Audit Committee presently consists of three directors:  Charles N. Hayssen (Chair), Donald R. Hayward, and John G. Reddan.  During fiscal year 2011, the Audit Committee met four times, including in executive session without management present.

The Board of Directors has determined that all members of the Audit Committee are “independent” directors under the rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission.  Our Board of Directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee.  After review, the Board of Directors has determined that Mr. Hayssen meets the Securities and Exchange Commission definition of an “audit committee financial expert.”  The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the audit committee.  A report of the Audit Committee is set forth below.

 Board Leadership Structure

The Board consists of a non-executive Chairman of the Board and three standing committees that are each led by a chair. The members of each committee are “independent directors” under the Nasdaq Listing Rules and meet the other similar independence requirements applicable to that committee. Our Chief Executive Officer is a director, but she does not serve as chair of the Board and does not serve on any committee.

We believe that the current Board leadership structure is appropriate for Clearfield at this time because it allows the Board and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the Board, and helps maintain good communication among Board members and with management. In particular, we believe that having our Chief Executive Officer serve as a member of the Board and having a separate individual serve as Chairman of the Board allows the independent directors and the Chief Executive Officer to contribute their different perspectives and roles to our strategy development.  Our current Board leadership structure is part of the policies reflected in our Governance Guidelines and the Nominating and Corporate Governance Committee is empowered through its charter to consider and make changes to the structure if necessary.

 Board’s Role in Risk Oversight

We face a number of risks, including financial, technological, operational, regulatory, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors ensures that the processes for identification, management and mitigation of risk by our management are adequate and functioning as designed.

Our Board exercises its oversight both through the full Board and through the three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The three standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.

The Board and the three committees receive information used in fulfilling their oversight responsibilities through our executive officers and advisors, including our outside legal counsel and our independent registered public accounting firm. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, fiscal year budgets, technology, quality, regulatory, and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management engage in discussion on these topics. Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.

 Director Nominations

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, as well as management and shareholders.  Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 2.14 of our bylaws as described in the section of this proxy statement entitled “Shareholder Proposals for Nominees.”  The Nominating and Corporate Governance Committee has not adopted a formal policy for increasing or decreasing the size of the Board of Directors.  Our Governance Guidelines provides that the Board should generally have between five and seven directors.  The Nominating and Corporate Governance Committee believes that a six person Board of Directors is appropriate.  At six directors, the Board of Directors has a diversity of talent and experience to draw upon, is able to appropriately staff the committees of the Board and engage the directors in Board and committee service, all while maintaining efficient function and communication among members.  If appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

Criteria for Nomination to the Board; Diversity Considerations.  The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors.  The Nominating and Corporate Governance Committee has not adopted minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board of Directors, as the Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of Clearfield and the Board of Directors.  In November 2009, the Nominating and Corporate Governance Committee determined that it would evaluate each prospective nominee against the following standards and qualifications:

•	Background, including demonstrated high personal and professional ethics and integrity;
•	The ability to exercise good business judgment and enhance the Board’s ability to manage and direct the affairs and business of Clearfield;
•	Commitment, including the willingness to devote adequate time to the work of the Board and its committees;
•	The ability to represent the interests of all shareholders and not a particular interest group;
•
The skills needed by the Board, within the context of the existing composition of the Board, including knowledge of our industry and business or experience in business, finance, law, education, research or government;

•	The candidate’ s qualification as “independent” under Nasdaq or other standards and qualification to serve on Board committees; and
•	Diversity, in terms of knowledge, experience, skills, expertise, and other demographics which contribute to the Board’s diversity.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity.  However, as part of the nominee selection process for this Annual Meeting, the Nominating and Corporate Governance Committee reviewed the knowledge, experience, skills, expertise, and other characteristics of each director nominee.  Based upon that review, the Nominating and Corporate Governance Committee believes that each director contributes to the Board’s diversity in terms of knowledge, experience, skills, expertise, and other demographics that particular director brings to the Board.

In reviewing prospective nominees, the Nominating and Corporate Governance Committee reviews the number of public-company boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of our Board and its committees.  Our Governance Guidelines provide that non-employee directors should serve on no more than four boards of other publicly-held companies, subject to Board waiver with respect to this guideline on a case-by-case basis.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate.  The Nominating and Corporate Governance Committee will consider persons recommended by the shareholders using the same standards used for other nominees.

Process for Identifying and Evaluating Nominees.  The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm.  The Nominating and Corporate Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references.  One or more Nominating and Corporate Governance Committee members may interview the prospective nominees in person or by telephone.  After completing the evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2012 Annual Meeting.  The nominees for the Annual Meeting were selected by the Nominating and Corporate Governance Committee in November 2011.  All nominees were elected by shareholders at the 2011 Annual Meeting of Shareholders.  We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Nominating and Corporate Governance Committee may choose to do so in the future.

Shareholder Proposals for Nominees.  The Nominating and Corporate Governance Committee will consider written proposals from shareholders for nominees for director.  Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o the Secretary of Clearfield, Inc. and should include the following information: (a) the name of the nominee and all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name and record address of the shareholder making the nomination, and (c) the class and number of shares of the corporation beneficially owned by the shareholder.  To be considered, the written notice must be submitted in the time frame described in our bylaws and in the section of this proxy statement entitled “Shareholder Proposals and Shareholder Nominees for 2013 Annual Meeting.”

 Board Attendance at Board, Committee and Annual Shareholder Meetings

During fiscal year 2011, the Board of Directors met eight times.  Each nominee for director attended at least 75% of the meetings of the Board and committees on which he or she served during fiscal year 2011.  The Board of Directors regularly meets in executive session without the presence of members of management, including the Chief Executive Officer.  We do not have a formal policy on attendance at meetings of our shareholders.  However, we encourage all Board members to attend all meetings, including the annual meeting of shareholders.  All directors then serving attended the 2011 Annual Meeting of Shareholders.

 Communications with Directors

Shareholders may communicate with the Board of Directors as a group, the chair of any committee of the Board of Directors, or any individual director by sending an e-mail to ir@clfd.net or by directing the communication in care of the Secretary of Clearfield, to the address set forth on the front page of this proxy statement. Shareholders making a communication in this manner will receive a confirmation of receipt of the communication if the Secretary is provided with an address for that purpose and the shareholder does not otherwise request that no confirmation be sent.

All communications that are not excluded for the reasons stated below will be forwarded unaltered to the director(s) to which the communication is addressed or to the other appropriate director(s).  Communications received from shareholders will be forwarded as part of the materials sent before the next regularly scheduled Board or committee meeting, although the Board has authorized the Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant.

The Board of Directors has authorized the Secretary to exclude a communication on matters that are unrelated to the duties and responsibilities of the Board, such as:

•	Product inquiries, complaints or suggestions

•	New product suggestions

•	Resumes and other forms of job inquiries

•	Surveys

•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded.  Any excluded communication will be made available to the Board of Directors upon request of any director.

If shareholders have a communication that is a proposal for a nominee for director or is a proposal for shareholder action to be included in our proxy statement, the communication must be directed to Secretary and must conform to the requirements of Clearfield’s bylaws.  For more information, please review our bylaws and the sections of this proxy statement entitled “Director Nominations – Shareholder Proposals for Nominees” and “Shareholder Proposals and Shareholder Nominees for 2013 Annual Meeting.”

 Code of Ethics

We have adopted a code of ethics that applies to all directors, officers and employees, including our principal executive officer, principal financial officer and controller.  This code of ethics is included in our Code of Ethics and Business Conduct which is publicly available by following the link to “Corporate Governance” in the “Investor Relations” section of our website at www.clearfieldconnection.com.  To the extent permitted, we intend to disclose any amendments to, or waivers from, the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions or with respect to the required elements of the code of ethics on our website at www.clearfieldconnection.com by following the “Corporate Governance” link in the “Investor Relations” section.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

In accordance with its charter, the Audit Committee reviewed and discussed the audited financial statements with management and Grant Thornton LLP, our independent registered public accounting firm. The discussions with Grant Thornton LLP also included the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by the Public Company Accounting Oversight Board. This information was discussed with Grant Thornton LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ending September 30, 2011.

BY: THE AUDIT COMMITTE
Charles N. Hayssen (Chair)
Donald R. Hayward
John G. Reddan

EXECUTIVE OFFICERS

Set forth below is biographical and other information for our current executive officers.  Information about Ms. Cheryl P. Beranek, our President and Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”

John P. Hill, 46, was appointed as our Chief Operating Officer effective October 30, 2008.  Prior to being appointed in this position, Mr. Hill had been our Vice President of Engineering and Product Management since 2007.  He also served as our Vice President of Product Management and Development from 2004 to 2007 and was our first Vice President of Sales from 2003 to 2004.  Mr. Hill attended Macalester College and the University of Minnesota.

Daniel R. Herzog, 47, has been Chief Financial Officer since August 25, 2011 and served as Interim Chief Financial Officer from February 19, 2011 until his appointment in August 2011. He served as Clearfield’s Vice President of Administration from June, 2009, until his appointment as Interim Chief Financial Officer, which also includes the duties of Vice President of Administration.  Mr. Herzog previously served as the Company’s Comptroller and principal accounting officer from September, 2003 through February, 2006.  Mr. Herzog held positions of Controller and Chief Financial Officer in his 13 years at Americable, which was acquired by the Company in 2003. Mr. Herzog received his Bachelors of Arts degree in Accounting in 1986 from Gustavus Adolphus College in St. Peter, Minnesota.

EXECUTIVE COMPENSATION

 Explanation of Compensation

The following discussion of executive compensation describes various aspects of our compensation policies and practices as applied to the following executive officers who are referred to in this proxy statement as the “named executive officers”:

•	Cheryl P. Beranek, our Chief Executive Officer

•	Daniel R. Herzog, our Chief Financial Officer for the portion of fiscal year 2011 beginning February 19, 2011

•	Bruce G. Blackey, our former Chief Financial Officer who served during the portion of fiscal year 2011 through February 18, 2011

•	John P. Hill, our Chief Operating Officer

This section is intended to provide a framework within which to understand the actual compensation awarded to, earned or held by each named executive officer during fiscal year 2011, as reported in the compensation tables and accompanying narrative sections appearing on pages 17 to 20 of this proxy statement.

Overview of the Executive Compensation Process

The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers.  Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers other than the Chief Executive Officer.  The Board of Directors is responsible for, and regularly reviews, the succession plan for our Chief Executive Officer.  The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives.  The Compensation Committee has also been appointed by the Board of Directors to administer our equity compensation plans, which for fiscal year 2011 consisted of the 2007 Stock Compensation Plan (the “2007 Plan”).

In carrying out its duties, the Compensation Committee participates in the design and implementation and ultimately reviews and approves specific compensation programs.  On November 18, 2010, the Compensation Committee recommended and the Board of Directors approved the establishment of a cash incentive compensation program for fiscal year 2011 (the “2011 Bonus Plan”) for our certain of our employees including executive officers.  As part of the establishment of the 2011 Bonus Plan, the Board also approved the target and maximum goals under the 2011 Bonus Plan and the cash bonuses that executive officers may earn under the 2011 Bonus Plan based upon percentages of their respective salaries based upon the recommendation of the Compensation Committee.

Use of Compensation Consultant and Role of Management

Under the Compensation Committee’s charter, the Compensation Committee has the authority to retain, at our expense, such independent counsel or other advisers as it deems necessary to carry out its responsibilities.  For fiscal year 2011, the Compensation Committee did not retain a compensation consultant.  Instead, the Compensation Committee relied upon certain aspects of our historical compensation practices, published reports and surveys, and other information against which it measured the competitiveness of our compensation of the named executive officers in fiscal year 2011.

In determining compensation for named executive officers, other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews.  The Chief Executive Officer also recommends to the Compensation Committee the base salary for all named executive officers, the awards under the cash incentive compensation program such as the 2011 Bonus Plan, and equity awards.  The Chief Executive Officer also recommended to the Compensation Committee the financial performance goals under the 2011 Bonus Plan. No named executive officer, other than the Chief Executive Officer, has a role in establishing executive compensation.  From time to time, the named executive officers are invited to attend meetings of the Compensation Committee.  However, no named executive officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such named executive officer’s compensation.

2011 Compensation for Named Executive Officers

For the named executive officers, annual compensation consists of base salary, a cash bonus based on achievement of goals determined by the Compensation Committee, and long-term equity compensation.  Ms. Beranek, who is both a director and a named executive officer, receives no compensation for her service as a Board member.

Base Salaries

On November 18, 2010, the Board of Directors approved recommendations of the Compensation Committee with respect to the base salaries of the named executive officers. The base salary for Ms. Beranek was set at $258,750 per year effective October 2010, which represented an increase of 3.5% over the prior fiscal year.  The base salary for Mr. Blackey was set at $150,696 per year, which represented an increase of 3.5% over the prior fiscal year.  Mr. Blackey’s employment with the Company terminated February 18, 2011 when Mr. Blackey passed away. Upon his appointment as Interim Chief Financial Officer in February 2011, Mr. Herzog’s base salary was $124,200 and remained that until he became the Chief Financial Officer August 25, 2011, at which time the Compensation Committee approved an increase to $140,000 per year. The base salary for Mr. Hill was set at $207,000 per year effective October 2010, which represented an increase of 3.5% over the prior fiscal year.

In determining the base salary increase, the Compensation Committee reviewed and discussed survey data and public information relating to base salaries of executive officers at other companies.  The Compensation Committee also reviewed the historical base salary information for each named executive officer, as well as the total cash compensation the named executive officers may earn from the 2011 Bonus Plan.  The Compensation Committee also considered our overall performance in fiscal year 2010 and expected performance in fiscal year 2011, the duties of the named executive officer, the named executive officer’s performance, and with respect to the named executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

Design of and Payouts under the 2011 Bonus Plan

Consistent with its compensation philosophy and the objectives of annual cash incentive programs generally, the Compensation Committee adopted the 2011 Bonus Plan as our performance based compensation program.

Under the 2011 Bonus Plan, the named executive officers are eligible for cash bonuses depending upon our achievement of fiscal year 2011 net income from continuing operations, excluding taxes, interest income or expense, income gain or loss on our Aberdeen, South Dakota property, and any bonus amount (“ICO”) and depending on position.  The level of ICO determines the pool from which bonuses are paid to all participants in the 2011 Bonus Plan, including the named executive officers.  The table below under the 2011 Cash Bonus Plan shows the bonus amounts as a percentage of salary that would have been earned by the named executive officers under the 2011 Bonus Plan upon Clearfield’s achievement of the target and maximum goals relating to ICO.  Achievement of the performance goals at less than target level will result in a decreasing bonus until the achievement fails to meet the minimum performance goals, at which point the named executive officer is entitled to no bonus.

	2011 Cash Bonus Plan
Name of Executive	% of Salary For FY 2011 Target ICO	% of Salary For FY 2011 Maximum ICO
Cheryl P. Beranek	60%	150%
John P. Hill	60%	150%
Bruce G. Blackey	40%	75%
Daniel R. Herzog	20%	50%

The Compensation Committee established the fiscal year 2011 ICO target goal at a level designed to encourage improvements in financial performance and growth in our business over the prior fiscal year.  For fiscal year 2011, our ICO exceeded the maximum target amount.  On November 8, 2011, the Compensation Committee approved the following payouts to the named executive officers from the bonus pool calculated based upon our fiscal year 2011 ICO: Ms. Beranek, $388,125; Mr. Hill, $375,000 and Mr. Herzog, $70,000.  With respect to Mr. Hill, the Compensation Committee exercised its discretion to increase the bonus amount payable to Mr. Hill from the $310,500 he otherwise would have been paid under the 2011 Bonus Plan to $375,000.  On, May 5, 2011, the Board of Directors approved a bonus payment in the amount of $22,604 to Mr. Blackey’s estate, which represented a portion of the estimated bonus Mr. Blackey may have earned under the 2011 Bonus Plan, prorated by the number of days he served as our Chief Financial Officer in fiscal year 2011.

Long-Term Equity Compensation
The Compensation Committee may from time to time grant equity awards to executive officers for their performance during a fiscal year or on a case-by-case basis to reward particular aspects of performance during a fiscal year.  The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as the 2007 Plan, except in limited and special circumstances.

On May 5, 2011, the Board of Directors awarded to Mr. Blackey’s estate 3,420 shares of common stock, which approximated the value of his unvested stock options that were forfeited subsequent to his death as a means to recognize the service of Mr. Blackey to Clearfield during his life.

On August 25, 2011, the Compensation Committee granted each Ms. Beranek and Mr. Hill options to purchase 30,000 shares of our common stock, and Mr. Herzog the option to purchase 20,000 shares.

In determining the number of shares underlying the stock options granted in respect of fiscal year 2011 performance, the Compensation Committee considered the overall value of the award, the Black-Scholes accounting expense associated with the awards, previously made grants to these named executive officers and the value of both cash and equity compensation of executive officers for fiscal year 2011.  The Compensation Committee also reviewed executive compensation survey data showing the comparative value of executive equity awards.

In August 2009, the Compensation Committee delegated its authority to the Chief Executive Officer under the 2007 Plan to make grants of options to purchase our common stock to newly hired non-executive employees who are hired between scheduled meetings of the Compensation Committee. Further, the Chief Executive Officer’s authority is limited to grants to any individual of an option to purchase no more than 5,000 shares and she must advise the Compensation Committee at its next meeting of the terms of any such grant.  In all other respects, options granted pursuant to the Chief Executive Officer’s delegated authority shall have the terms and conditions applicable to incentive stock options specified in the 2007 Plan and consistent with the new-hire option awards previously approved by the Committee.  During fiscal year 2011, the Chief Executive Officer did exercise her authority under this delegation.

Stock options granted in fiscal year 2011 have an exercise price of the fair market value of our common stock on the date of grant.  The date of grant is determined under the 2007 Plan by reference to the closing market price of our common stock on the date the Compensation Committee meets (or takes action in writing in lieu of meeting) and determines the award recipient, the number of shares underlying stock option awards and the other material terms of the stock option grant, or such future date specified as the grant date by the Compensation Committee when all material terms of the stock option grant are determined.  For those options granted by our Chief Executive Officer under delegated authority, the date of grant is the second Tuesday of the month following the employee’s start date, or if the Nasdaq Stock Market was closed on such second Tuesday, the next succeeding day on which the Nasdaq Stock Market is open for regular trading.

 Employment Arrangements with Named Executive Officers and Post-Employment Compensation

Cheryl P. Beranek was appointed as our President and Chief Executive Officer effective June 28, 2007.  Daniel R. Herzog was appointed our Interim Chief Financial Officer on February 18, 2011 and effective August 25, 2011, Mr. Herzog became our Chief Financial Officer on a full-time basis.  John P. Hill was appointed as our Chief Operating Officer effective October 30, 2008.

On December 16, 2008, we entered into employment agreements with Ms. Beranek and with Mr. Hill (each, an “Executive”).  The employment agreements have a term ending on December 16, 2011 except that the employment agreements will automatically renew for successive one year periods unless either the Executive or we elect not to extend the term by at least sixty days’ written notice.  The employment agreements with the Executives are described below.  On November 18, 2010, we entered into the Code 280G Tax Gross Up Payment Plan (the “Tax Gross Up Plan”) with each of the Executives, which is also described below.

Mr. Herzog’s employment with us is “at will” and we do not have any agreement or other arrangement with Mr. Herzog relating to his employment or post-termination compensation.  During his service to us, Mr. Blackey’s employment with us was also “at will” and we had no agreement or other arrangement with Mr. Blackey relating to his employment or post-termination compensation.

In addition to the provision of the employment agreements described below for Ms. Beranek and Mr. Hill, the 2007 Plan also provides that all awards granted under the 2007 Plan will become fully exercisable and vested in the event of a “Change in Control” and will terminate 60 days thereafter, unless otherwise determined by the Board of Directors prior to the change in control.  All outstanding options granted to the named executive officers were granted pursuant to the 2007 Plan.

Description of Beranek and Hill Agreements

Pursuant to the employment agreement with Ms. Beranek, she will serve as our President and Chief Executive Officer for a base salary of $220,000, subject to increase or decrease (but not below the initial base salary of $220,000) pursuant to our normal practices for our executives.  In addition to the base salary, Ms. Beranek is eligible to earn, for each fiscal year during the period of her employment, an annual cash performance bonus with the amount of the annual bonus and the target performance goals applicable to the annual bonus determined in accordance with the terms and conditions of the bonus plan as in effect from time to time.  However, Ms. Beranek’s target annual bonus must be 60% of her base salary for that year, and her maximum annual bonus must be 150% of base salary for that year.  Ms. Beranek is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

Pursuant to the employment agreement with Mr. Hill, he will serve as our Chief Operating Officer for a base salary of $170,000, subject to increase or decrease (but not below the initial base salary of $170,000) pursuant to our normal practices for our executives.  In addition to the base salary, Mr. Hill is eligible to earn, for each fiscal year of during the period of his employment, an annual cash performance bonus with the amount of the annual bonus and the target performance goals applicable to the annual bonus determined in accordance with the terms and conditions of the bonus plan as in effect from time to time.  However, Mr. Hill’s target annual bonus must be 40% of his base salary for that year, and his maximum annual bonus must be 150% of base salary for that year.  Mr. Hill is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

We may terminate either executive’s employment for cause or without cause.  We must provide the executive with a notice of termination for cause specifying the facts providing a basis for the termination and the date of termination, which may not be less than thirty days from the date notice is provided.  The executive may terminate her or his employment for good reason or without good reason.  The executive must provide us with a notice of the occurrence of the event constituting a good reason within ninety days of such event and may only terminate her or his employment if we fail to remedy the event within thirty days of our receipt of the notice.

If the executive’s employment is terminated by us for cause or by the executive without good reason, we will have no further obligations to the executive under the employment agreement other than the obligation to pay to the executive the accrued base salary, any pro-rated annual bonus required to be paid to the executive, and to provide the other welfare plan or fringe benefits in accordance with the provisions of the applicable plan.  In the event of death or disability, we will be obligated to pay to the executive’s estate or beneficiaries or the executive, the accrued base salary in a lump sum within twenty days following the termination date, any pro-rated annual bonus required to be paid to the executive at the time when annual bonuses are paid to our other senior executive, and if any of the executive’s qualified beneficiaries makes an election to continue in our group health plans, we will pay the premium for the coverage for the earlier of one year from the date of termination or the date on which the qualified beneficiary is no longer eligible for such coverage.

If the executive’s employment is terminated by us without cause or by the executive for good reason, or if we elect to extend the term of the employment agreement, the executive will be entitled to the following severance payments and benefits:

•
In two lump sum payments, the executive’s earned but unpaid base salary and accrued but unpaid vacation through the date of termination and any prorated annual bonus required to be paid for the fiscal year that ends on or before the date of termination to the extent not previously paid and an amount equal to two times the sum of the executive’s annual base salary in effect of the date of termination plus average bonus over the prior three years;

•	The executive’s prorated annual bonus for the year in which the termination occurs, payable at the time bonuses are paid to the other senior executives;

•	We will pay premiums for the executive’s continuing coverage until the earlier of one year from the date of termination or the date on which the executive is no longer eligible for such coverage;

•	Any unvested stock options shall become vested in full; and

•
We will timely pay or provide any vested benefits or other amounts or benefits required to be paid or provided that the executive is eligible to receive on the date of termination under any plan, contract or agreement.

If a change in control occurs during the employment period, we will pay to the executive a lump sum payment in the amount of the executive’s base salary in effect on the date of the change in control.  If the executive’s employment is terminated by us without cause or by the executive for good reason or without good reason within one year after the effective date of the change in control, then the executive will also be entitled to receive the payments and benefits outlined in the five bullet points above.  In addition, in the event of termination of the executive’s employment, all outstanding stock options, restricted stock and other equity awards granted to the executive under any of our equity compensation plans (or substitute awards covering the securities of the successor company) will become immediately vested and exercisable in full.

Further, in the event it is determined that any payment to the executive under the employment agreement would be subject to an excise tax, then the executive may be entitled to receive an additional payment under the excise tax gross-up payment plan provided to our senior executives.  Further, to the extent any payment or commencement of a payment under the employment agreement and other payment or benefits would result in accelerated or additional tax under Section 409A of the Internal Revenue Code, as amended, we will defer such payments until the earlier of the first day of the seventh month following the date of termination of the executive’s employment or the executive’s death and such deferred payments will be paid in one lump sum, without interest, at such time.

Each of the employment agreements contains provisions relating to non-competition, non-solicitation, protection of our confidential information and assignment of inventions. The terms “disability,” “cause,” “good reason,” and “change in control” are defined in the employment agreements.

On November 18, 2010, the Compensation Committee recommended, and the Board of Directors approved, the Tax Gross Up Plan in order to fulfill our obligation under the employment agreements with Ms. Beranek and Mr. Hill relating to an excise tax gross-up payment plan.  The Tax Gross Up Plan requires us to reimburse the executive, on an after-tax basis, for any excise taxes payable by the executive pursuant to Section 4999 of the Internal Revenue Code with respect to any payments under the employment agreements or any other agreement or plan between the Company and the executive officer that is triggered upon a change in control.  The Tax Gross Up Plan also sets out procedures for determining the amount of the tax gross-up payment and resolving any disputes relating to the payment or payment obligation, as well the process and timing for any payments required by the Tax Gross Up Plan.

The Tax Gross Up Plan may be amended from time to time by the Board of Directors.  However, no amendment that adversely affects any executive whose employment agreement provides for a tax gross-up payment governed by the Tax Gross Up Plan will be effective unless each such executive consents in writing to such amendment.  The Tax Gross Up Plan will terminate at such time as all employment agreements between us and any executive that provides for a tax gross-up payment governed by the Tax Gross Up Plan terminate or expire in accordance with their respective terms without further liability for the tax gross-up payment.

 Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during the last two fiscal years for (i) Cheryl P. Beranek, our President and Chief Executive Officer; (ii) Bruce G. Blackey, who served as our Chief Financial Officer in fiscal year 2010 and during the portion of fiscal year 2011 through February 18, 2011; (iii) Daniel R. Herzog, who served as our Interim Chief Financial Officer February 19, 2011 through August 24, 2011 and our Chief Financial Officer August 25, 2011 through the remainder of fiscal 2011; and (iv) the one other executive officer of our company, John P. Hill, our Chief Operating Officer (together referred to as our “named executive officers”).  For the named executive officers, amounts reflect compensation in all positions for the fiscal years noted.

Name and Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Cheryl P. Beranek President and Chief Executive Officer	2011	$268,029	—	—	$113,187	$388,125	$12,467	$781,808
	2010	248,501	—	—	44,033	48,500	11,028	352,062
Bruce G. Blackey Chief Financial Officer	2011	$72,962	—	$20,999	—	$22,604	$4,523	$121,088
	2010	145,603	—	—	17,613	14,560	8,579	186,355
Daniel R. Herzog Chief Financial Officer	2011	$129,991	$9,500	—	$75,458	$70,000	$4,157	$289,106

John P. Hill Chief Operating Officer	2011	$214,423	$64,500	—	$113,187	$310,500	$11,778	$714,388
	2010	198,449	—	—	44,033	30,000	9,821	282,303

(1)
For Mr. Herzog, represents $9,500 bonus approved by the Compensation Committee on August 25, 2011 for performance while serving as Interim Chief Financial Officer.  For Mr. Hill, represents a bonus of $64,500 approved by the Compensation Committee on November 8, 2011 as a discretionary increase to the bonus Mr. Hill received under the 2011 Bonus Plan.

(2)	Represents the grant date fair value of common stock granted on May 5, 2011 to Mr. Blackey’s estate as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.

(3)
Represents the aggregate grant date fair value of stock option awards in the respective fiscal year, each as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model using the assumptions discussed in Note C, “Shareholders’ Equity,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2011 and in Note D, “Shareholders’ Equity,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2010.

(4)	Represents bonuses paid to the named executive officers under our cash bonus program for the year noted, which are reported for the year in which the related services were performed.

(5)	Represents the following amounts:

Name	Year	Matching Contributions to 401(k) Plan	Term Life Insurance Premiums (1)	Long-Term Disability Insurance Premium
Cheryl P. Beranek	2011	$10,454	$1,639	$374
	2010	10,677	—	351
Bruce G. Blackey	2011	$4,365	$34	$124
	2010	8,281	—	298
Daniel R. Herzog	2011	$3,875	$33	$249
John P. Hill	2011	$8,800	$2,639	$339
	2010	9,500	—	321

(1)
For Ms. Beranek this includes $1,605 paid by the Company for a term life insurance policy. The policy began January 20, 2011, provides a $2 million benefit payable to Ms. Beranek’s estate upon her death, and expires in the year 2058. For Mr. Hill, this includes $2,605 paid by the Company for a term life insurance policy. The policy began February 7, 2011, provides a $2 million benefit payable to Mr. Hill’s estate upon his death, and expires in the year 2061. The Company also has corresponding term insurance policies of each Ms. Beranek and Mr. Hill for $2 million each where the death benefit is payable to the Company.  The remaining insurance premium amounts in the table represent the taxable portion of life insurance through the Company’s group life insurance benefits program.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table sets forth certain information concerning certain plan-based awards granted to the named executive officers during the fiscal year ending September 30, 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Cheryl P. Beranek	11/18/2010	—	$155,250	$388,125
Bruce G. Blackey	11/18/2010	—	$60,278	$113,022
Daniel R. Herzog	11/18/2010	—	$28,000	$70,000
John P. Hill	11/18/2010	—	$124,200	$310,500

(1)
Represents bonuses that could have been earned by the named executive officers under our 2011 Bonus Plan.  Under the matrix associated with the 2011 Bonus Plan, achievement of the performance goals at less than target level will result in a decreasing bonus until the achievement fails to meet the minimum performance goals, at which point the executive officer is entitled to no bonus such that there is no “threshold” level of achievement.  See the column of the Summary Compensation Table entitled “Non-Equity Incentive Plan Compensation” for the amounts actually earned under the 2011 Bonus Plan. For explanation of the 2011 Bonus Plan, refer to the description under the heading of this proxy statement entitled “Executive Compensation – Explanation of Compensation – 2011 Compensation for Named Executive Officers – Design of and Payouts Under the 2011 Bonus Plan.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at September 30, 2011.  No equity awards were outstanding to Mr. Blackey at September 30, 2011 as all stock options were exercised by his estate prior to September 30, 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Cheryl P. Beranek (1)	80,000	30,000	$1.09	11/9/ 2013
Cheryl P. Beranek (2)	200,000	—	$1.03	10/30/2018
Cheryl P. Beranek (3)	16,665	8,335	$3.30	11/20/2016
Cheryl P. Beranek (4)	6,000	24,000	$6.36	8/25/2016
Daniel R. Herzog (3)	16,665	8,335	$3.30	11/20/2016
Daniel R. Herzog (4)	4,000	16,000	$6.36	8/25/2016
Daniel R. Herzog (5)	1,250	3,750	$2.58	8/19/2020
John P. Hill (1)	33,600	8,400	$1.09	11/9/2013
John P. Hill (2)	102,000	—	$1.03	10/30/2018
John P. Hill (3)	16,665	8,335	$3.30	11/20/2016
John P. Hill (4)	6,000	24,000	$6.36	8/25/2016

(1)	Options vest in annual installments of 20% for five years beginning on November 9, 2008 with a six year term.

(2)	Options vest in annual installments of 33% for three years beginning on October 30, 2009 with a ten year term.

(3)	Options vest in annual installments of 33.3% per year for three years beginning on November 20, 2009 with a seven year term.

(4)	Options vest in annual installments of 20% for five years beginning August 25, 2011 with a five year term.

(5)	Options vest in annual installments of 25% for four years beginning on August 19, 2011 with a ten year term

 2011 Options Exercised and Stock Vested

The following table sets forth certain information concerning options exercised during fiscal year 2011 for the named executive officers.  We have not granted restricted stock to any named executive officer.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Cheryl P. Beranek	50,000	$269,000
Bruce G. Blackey (2)	26,733	$125,297
Daniel R. Herzog	—	—
John P. Hill	10,000	$46,700

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the respective dates of exercise.

(2)	Represents options exercised by Mr. Blackey’s estate subsequent to termination of employment.

DIRECTOR COMPENSATION

For services in our fiscal year 2011, each non-employee director received a retainer of $10,000 that was paid in fiscal year 2011 and the chair of the Audit Committee received an additional retainer of $2,500.

Additionally, each non-employee director elected or re-elected at the Annual Meeting will receive a stock option with a Black-Sholes value of $10,000 as of the date of the grant of our common stock vesting one day before the 2012 Annual Meeting and with a term of 6 years, with an exercise price equal to the fair market value of one share on the date of grant as determined under the 2007 Plan.  The option will be granted the first business day following the date of the Annual Meeting.

Further, Ronald G. Roth, Charles N. Hayssen, Donald Hayward, John G. Reddan and Dr. Stephen L. Zuckerman, the non-employee directors elected at the 2011 Annual Meeting of Shareholders, received an option on February 25, 2011 to purchase 2,500 shares of our common stock under the 2007 Plan.

The following table shows for fiscal year 2011, the cash and other compensation paid by us to each of our Board members:

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
Ronald G. Roth	$10,000	$8,647	$18,647
Charles N. Hayssen	12,500	8,647	21,147
Donald R. Hayward	10,000	8,647	18,647
John G. Reddan	10,000	8,647	18,647
Stephen L. Zuckerman, M.D.	10,000	8,647	18,647

(1)	Represents cash retainer for fiscal year 2011 as described above.

(2)
Represents the aggregate grant date fair value of stock option awards in the fiscal year, each as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model using the assumptions discussed in Note C, “Shareholders’ Equity,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2011.

The aggregate number of stock options outstanding at September 30, 2011 held by directors was: Mr. Roth, 2,500 shares; Mr. Hayssen, 11,000 shares; Mr. Hayward, 18,500 shares; Mr. Reddan, 18,500 shares; Dr. Zuckerman, 2,500 shares; and Ms. Beranek, 365,000 shares.

Cheryl P. Beranek, who served as our director and an executive officer in fiscal year 2011, received no compensation for Board or committee service during fiscal year 2011.

PROPOSAL 2:
APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012.  While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit Committee is submitting the reappointment of Grant Thornton LLP as our independent registered public accountants for ratification.  In the event the shareholders do not ratify the reappointment of Grant Thornton LLP, the Audit Committee will reconsider the selection.

Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on Proposal 2.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 2:  Ratification of the Appointment of Grant Thornton LLP

_______________________

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Audit Committee has selected Grant Thornton LLP as its independent registered public accounting firm for Clearfield’s fiscal year ending September 30, 2012 and has asked the shareholders to ratify such appointment.  Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

 Accountant Fees and Services

The following is an explanation of the fees billed to us by Grant Thornton LLP for professional services rendered for the fiscal years ended September 30, 2011 and September 30, 2010, which totaled approximately $133,929 and $135,173, respectively.

Audit Fees.  The aggregate fees billed or estimated to be billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-Q, or other services normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements for the fiscal years ended September 30, 2011 and September 30, 2010 totaled approximately $111,780 and $109,680, respectively.

Audit-Related Fees.  The aggregate fees billed to us for professional services for assurance and related services by Grant Thornton LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees” for the fiscal years ended September 30, 2011 and September 30, 2010 totaled approximately $11,385 and $12,938, respectively.  Audit-related fees consist of fees for services relating to the audit of our 401(k) plan and consultation relating to internal control over financial reporting.

Tax Fees.  The aggregate fees billed to us by Grant Thornton LLP for professional services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns for the fiscal years ended September 30, 2011 and September 30, 2010, totaled approximately $10,764 and $12,555, respectively.

All Other Fees.  There were no fees billed to us by Grant Thornton LLP for the fiscal years ended September 30, 2011 and September 30, 2010 other than those described above.

 Audit Committee Pre-Approval Procedures

We have not adopted formal pre-approval policies and procedures for the Audit Committee relating to audit and certain permitted non-audit services by the independent auditors.  However, as a matter of Clearfield policy and practice, our Audit Committee is required to and does approve all audit and permitted non-audited services by the independent auditors (including the terms of the engagement and fees relating thereto) prior to engagement of the independent auditor to render such services.  The Audit Committee does not delegate its pre-approval authority to any person, including management.  All of the services described above for fiscal year 2011were pre-approved by the Audit Committee before Grant Thornton LLP was engaged to render the services.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of fiscal year 2011, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct or indirect material interest.  Our Code of Ethics and Business Conduct, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions.  Requests for waivers by our executive officers and directors from the provisions of, or requests for consents by our executive officers and directors under, our Code of Ethics and Business Conduct must be made to the Audit Committee.

In addition, in December 2009, we adopted a formal related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission.  Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest.  Through the policy, the Audit Committee has also identified and pre-approved certain transactions with related persons, including:

•	employment of executive officers and director compensation to be reported in our proxy statement;
•	ordinary course business travel and expenses, advances and reimbursements;
•	payments made under our articles of incorporation, bylaws, insurance policies or other agreements relating to indemnification
•	any transaction with another company where the related party is an employee, director or beneficial owner of that other company, if the aggregate amount involved does not exceed $50,000;
•	transactions in which our shareholders receive proportional benefits; and
•	regulated transactions at rates or charges fixed in conformity with law or governmental authority and transactions involving certain banking related services.

The Audit Committee must approve any related person transaction subject to this policy before commencement of the related party transaction.  If pre-approval is not feasible, the Audit Committee may ratify, amend or terminate the related person transaction.  The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to us;
•	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	whether the related party transaction is material to us;
•	the role the related party has played in arranging the transaction;
•	the structure of the related party transaction;
•	the interests of all related parties in the transaction;
•	the extent of the related party’s interest in the transaction; and
•	whether the transaction would require a waiver of our Code of Ethics and Business Conduct.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction.  Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the Audit Committees deems appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors and officers, and any beneficial owner of more than 10% of a class of our equity securities, are required to report their ownership of our equity securities and any changes in such ownership to the Securities and Exchange Commission.  Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any delinquent filing of such reports and any failure to file such reports during the fiscal year ending September 30, 2011.

Based upon information provided by our officers and directors, we believe that all officers, directors and 10% shareholders filed all reports on a timely basis in fiscal year 2011.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINEES
FOR 2013 ANNUAL MEETING

Clearfield’s 2013 Annual Meeting of Shareholders is expected to be held on February 21, 2013, and proxy materials in connection with that meeting are expected to be mailed on or about January 11, 2013.

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules.  In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2013 Annual Meeting of Shareholders, the proposal prepared in accordance with the proxy rules must be received by the Secretary of Clearfield, Inc. in writing at our corporate offices, 5480 Nathan Lane, Suite 120, Plymouth, Minnesota 55442, no later than September 13, 2012.

Pursuant to our bylaws, in order for any proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, not less than 90 days prior to the first anniversary date of the prior year’s annual meeting or no later than November 23, 2012.  Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the section of this proxy statement entitled “Director Nominations – Shareholder Proposals for Nominees” and in our bylaws.

In addition, if we receive notice of a shareholder proposal after November 27, 2012, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors for our 2013 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

OTHER BUSINESS

At the date of this proxy statement, management knows of no other business that may properly come before the Annual Meeting.  However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

By Order of the Board of Directors

Ronald G. Roth

Chairman of the Board of Director

CLEARFIELD, INC. 5480 NATHAN LANE, SUITE 120 PLYMOUTH, MN 55442
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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M39795-P17938

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLEARFIELD, INC.

The Board of Directors recommends you vote FOR the following:

Vote on Directors

1. Election of Directors

Nominees:

01) Cheryl P. Beranek
02) Ronald G. Roth
03) Charles N. Hayssen
04) Donald R. Hayward
05) John G. Reddan
06) Stephen L. Zuckerman

For All	Withhold All	For All Except
▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote on Proposal

The Board of Directors recommends you vote FOR Proposal 2.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M39796-P17938

CLEARFIELD, INC.
Annual Meeting of Shareholders
February 23, 2012 2:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Cheryl P. Beranek and Daniel R. Herzog, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CLEARFIELD, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 2:00 PM CST, on February 23, 2012, at the Minneapolis Marriott West, 9960 Wayzata Boulevard, St. Louis Park, MN 55426, and any adjournment or postponement thereof, hereby revoking all former proxies.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side